CounterPath Announces Voting Results for Election of Directors

VANCOUVER, BC, Canada - September 29, 2020 - CounterPath Corporation ("CounterPath" or the "Company") (NASDAQ: CPAH) (TSX: PATH), a global provider of award-winning Unified Communications and Collaboration (UCC) solutions for enterprises and service providers, announced that, at its annual meeting held September 24, 2020 (the "Meeting"), all of the nominees for election as directors of CounterPath referred to in its definitive proxy statement dated August 20, 2020 for the Meeting were elected.

A total of 4,948,893 common shares representing 77.19% of the outstanding common shares were present in person or by proxy at the Meeting. The result of the votes held, either in person or by proxy, were as follows:

Resolution	Vote Type	Total Votes	% Voted
Steven Bruk	For	3,647,725	97.08%
	Against	97,946	2.61%
	Withheld	11,728	0.31%
Chris Cooper	For	3,414,820	90.88%
	Against	322,185	8.57%
	Withheld	20,394	0.54%
Bruce Joyce	For	3,639,484	96.86%
	Against	97,521	2.60%
	Withheld	20,394	0.54%
Owen Matthews	For	3,636,973	96.79%
	Against	108,472	2.89%
	Withheld	11,954	0.32%
Terence Matthews	For	3,636,973	96.79%
	Against	108,472	2.89%
	Withheld	11,954	0.32%
Larry Timlick	For	3,645,529	97.02%
	Against	99,976	2.66%
	Withheld	11,894	0.32%

The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (www.sedar.com) filed on September 29, 2020 and the Form 8-K as filed on EDGAR (http://www.sec.gov/edgar.shtml), filed on September 29, 2020.

CounterPath Announces Voting Results for Election of Directors

About CounterPath

CounterPath Corporation (NASDAQ: CPAH) is revolutionizing how people communicate in today's modern mobile workforce. Its award-winning Bria solutions for desktop and mobile devices enable organizations to leverage their existing PBX and hosted voice call servers to extend seamless and secure unified communications and collaboration services to users regardless of their location and network. CounterPath technology meets the unique requirements of several industries, including the contact center, retail, warehouse, hospitality, and healthcare verticals. Its solutions are deployed worldwide by 8x8, Airbnb, AmeriSave, Aspect, BT, Citibank, Comcast, Fusion, Fuze, Honeywell, Liberty Global, Windstream and others. Learn more at counterpath.com and follow us on Twitter @counterpath.

Contacts:

David Karp

Chief Executive Officer
dkarp@counterpath.com